EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK
OF
BRIGHT HEALTH GROUP, INC.

Bright Health Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.The Certificate of Designations of the Series A Convertible Perpetual Preferred Stock of the Corporation (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on January 3, 2022.

2.The Board of Directors of the Corporation, acting in accordance with the provisions of Section 141 of the DGCL, adopted resolutions to amend the Certificate of Designations as follows:

a.Section 4(f) of the Certificate of Designations is hereby amended by deleting the proviso of the last sentence therein and inserting the following in lieu thereof:

“provided that the amount of such Dividend or Compounded Dividend with respect to the then current Dividend Payment Period shall not be included for the purpose of determining the amount of Accrued Dividends or Liquidation Preference under Section 6(a) or Section 7(a), as applicable, with respect to such Conversion Date.”

b.Section 9(a) of the Certificate of Designations is hereby amended by (i) adding the following text immediately after the phrase “shall be required to”: “(subject to the last sentence of this paragraph (a))”; (ii) adding the following text immediately after the phrase “outstanding until otherwise” in the last sentence of Section 9(a): “converted or”; and (iii) adding the following sentence at the end of Section 9(a): “Notwithstanding anything to the contrary in this Section 9, (i) in the event of a Change of Control that occurs pursuant to clause (b) of the definition thereof, the Holders will not be required to convert their Series A Preferred Stock or exercise their Change of Control Put right with respect to their Series A Preferred Stock as provided above if (x) the consideration payable upon conversion of the Series A Preferred Stock (after giving effect to such Change of Control) includes any Capital Stock; (y) such Capital Stock, when issued upon conversion of the Series A Preferred Stock, constitutes a “restricted security” (as defined in Rule 144(a)(3)); and (z) a resale registration statement covering the resale of such Capital Stock by the Holders is not effective under the Securities Act and available for use by the Holders to resell such Capital Stock; and (ii) a Change of Control with respect to which the conditions set forth in preceding clause (i) have been satisfied will be deemed, for purposes of Sections 6(a) and 12, not to be a Change of Control pursuant to clause (b) of the definition thereof.”

c.Section 9(f) of the Certificate of Designations is hereby amended by (i) adding the following text immediately after the phrase “provided that no such shares of Series A Preferred Stock”: “with respect to which the Holder has duly exercised the Change of Control Put right”.

d.Section 10(a)(i) of the Certificate of Designation is hereby amended by deleting the proviso of the first sentence therein and inserting the following in lieu thereof:

“provided that, the Company may not deliver a Notice of Company Redemption (as defined below) if the Current Market Price of the Common Stock on the applicable date exceeds the Conversion Price unless a Shelf Registration Statement that is required to be effective on such date shall be effective on such date with respect to the applicable Holder.”

e.Section 11(a)(ii) of the Certificate of Designations is hereby amended by deleting the lead-in to such Section 11(a)(ii) prior to the formula contained therein and inserting the following in lieu thereof:

“(ii) The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 11(a)(viii) shall apply)), options or warrants entitling them, for a period of not more than forty-five (45) calendar days after the date such dividend, distribution or issuance is first announced, to subscribe for or purchase shares of Common Stock, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:”

f.Section 11(a)(iv)(D) of the Certificate of Designations is hereby amended by deleting the reference of “Section 11(a)(vii)” contained therein and inserting “Section 11(a)(viii)” in lieu thereof.

g.Section 11(a)(v) of the Certificate of Designations is hereby amended by deleting the definition of “FMV” contained therein and inserting the following in lieu thereof:

“FMV =     the product of (x) the number of shares or units of Capital Stock or equity interests distributed per share of Common Stock in the Distribution Transaction and (y) the arithmetic average of the volume-weighted average prices for a share or unit of such Capital Stock or equity interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten consecutive full Trading Days commencing with, and including, the first Trading Day following the effective date of the Distribution Transaction”

h.Section 11(a)(vii) of the Certificate of Designations is hereby amended and restated in its entirety as follows:

“(vii) The Company issues shares of Common Stock or any other security convertible into, exercisable or exchangeable for Common Stock (such Common Stock or other security, “Equity-Linked Securities”) (other than in Excluded Issuances (as defined below) or a transaction to which Section 11(a)(i), Section 11(a)(ii), Section 11(a)(iv) or Section 11(a)(v) applies), for a consideration per share of Common Stock (or conversion, exercise or exchange price per share of Common Stock) less than the then-applicable Conversion Price on the date the Company fixes the offering price (or conversion, exercise or exchange price) of Equity-Linked Securities, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [(OS0 + A) / (OS0 + B)]
CR0    =    the Conversion Rate in effect immediately prior to the issuance of such Equity-Linked Securities
CR1    =    the new Conversion Rate in effect immediately after the issuance of such Equity-Linked Securities
OS0    =    the number of shares of Common Stock outstanding immediately prior to the issuance of such Equity-Linked Securities (treating for this purpose as outstanding all shares of Common Stock issuable upon (i) conversion of all convertible securities of the Company and (ii) exercise or vesting of any equity awards of the Company, including options and restricted stock units (using the treasury stock method as determined by the Company))
A    =    the maximum number of additional shares of Common Stock issued (or into which Equity-Linked Securities may be converted)
B    =    the number of shares of Common Stock (or into which such Equity-Linked Securities may be converted) that would have been issued assuming such additional shares of Common Stock had been issued or deemed issued at a price per share of Common Stock equal to the Conversion Price (such amount determined by dividing the aggregate consideration receivable by the Company for the total number of shares of Common Stock to be issued (or into which such Equity-Linked Securities may be converted) by the Conversion Price immediately prior to the execution of the definitive agreement on pricing such shares (or such Equity-Linked Securities))
    For purposes of this Section 11(a)(vii), the aggregate consideration receivable by the Company in connection with the issuance of such shares of Common Stock or Equity-Linked Securities shall be deemed to be equal to the sum of (x) the purchase price payable solely in cash of all such securities plus (y) the minimum aggregate amount, if any, payable upon conversion, exercise or exchange of any such Equity-Linked Securities into or for shares of Common Stock plus (z) the Fair

Market Value of any consideration that consists all or in part of property other than cash; and “Excluded Issuances” means issuances of Common Stock or Equity-Linked Securities (i) as consideration for an acquisition of businesses and/or related assets, (ii) pursuant to employee benefit plans and compensation related arrangements approved by the Board, (iii) pursuant to any issuance, exercise or conversion of securities or rights issued pursuant to a distribution in which shares of the Series A Preferred Stock participate or in connection with a stockholder rights plan, or (iv) in connection with the conversion, exercise or exchange of any Equity-Linked Security pursuant to its terms. Any adjustment made pursuant to this Section 11(a)(vii) shall become effective immediately upon the date of such issuance of such Common Stock or Equity-Linked Securities, as applicable.
    Upon the expiration or termination of any unconverted, unexercised or unexchanged Equity-Linked Security which resulted in an adjustment to the Conversion Rate pursuant to this Section 11(a)(vii), the Conversion Rate shall be adjusted to such Conversion Rate that would be in effect if such Equity-Linked Security had never been issued. Notwithstanding anything to the contrary in this Certificate of Designations (but subject to the last sentence of Section 13(a)), no adjustment will be made to the Conversion Rate pursuant to this Section 11(a)(vii) to the extent, but only to the extent, such adjustment would cause the Conversion Price to be less than $3.42 per share of Common Stock (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to the Common Stock).”
3.The terms of this Certificate of Amendment to the Certificate of Designations were duly approved by the written consent of the holders of the Series A Convertible Perpetual Preferred Stock of the Corporation in accordance with the applicable terms of the Certificate of Designations and Sections 228 and 242 of the DGCL.
4.This Certificate of Amendment to the Certificate of Designations shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed this 17th day of October, 2022.
Bright Health Group, Inc.

By:    /s/ Jeff Craig
Name:    Jeff Craig
Title:    General Counsel and Corporate                 Secretary
[Signature Page to Certificate of Amendment]